Exhibit 99.1
Spirit AeroSystems Announces Closing of $300 Million
Senior Notes Offering
WICHITA, Kan., Sept. 30, 2009 – Spirit AeroSystems, Inc. (“Spirit”), a wholly-owned subsidiary of Spirit AeroSystems Holdings, Inc. (NYSE: SPR) (the “Company”), announced today the completion of its previously announced private offering of $300 million aggregate principal amount of its 7 1/2% senior unsecured notes due 2017 (the “Notes”).
The Notes were sold in a private placement pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).
The Notes were sold at a price equal to 97.804% of the principal amount thereof, resulting in gross proceeds from this offering of approximately $293.4 million. The net proceeds from the offering will be used to repay borrowings under Spirit’s existing senior secured revolving credit facility without any reduction of the lenders’ commitment thereunder, for general corporate purposes and to pay fees and expenses incurred in connection with the offering.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The Notes to be offered have not been and will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the offering of the Notes and the anticipated use of proceeds therefrom. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, Spirit expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If Spirit does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to Spirit’s business in general, please refer to the Company’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and its Quarterly Reports on Form 10-Q for the quarterly periods ended April 2, 2009 and July 2, 2009.
On the web: http://www.spiritaero.com
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Contact:      Debbie Gann, Corporate Communications, (316) 526-3910
About Spirit AeroSystems, Inc.
Based in Wichita, Kan., Spirit AeroSystems is the world’s largest independent supplier of commercial airplane assemblies and components. In addition to its Kansas facility, Spirit has locations in Tulsa and McAlester, Okla.; Prestwick, Scotland; Samlesbury, England; Kuala Lumpur, Malaysia; and is developing a new manufacturing facility in Kinston, N.C. In the U.S., Spirit’s core products include fuselages, pylons, nacelles and wing components. Additionally, Spirit provides aftermarket customer support services, including spare parts, maintenance/repair/overhaul, and fleet support services in North America, Europe and Asia. Spirit Europe produces wing components for a host of customers, including Airbus.